EXHIBIT 23.24

MRA

DIGEST Nº 10.124 -2005

UNILATERAL OPTION CONTRACT

SOCIEDAD LEGAL MINERA DON PANCHITO PRIMERA UNA DE LA
QUEBRADA EL PAN CHICO AND OTHERS

AND

MINERA LUMINA COPPER CHILE S.A.

In Santiago de Chile, on July 22 of the year two thousand and five, before me, Eduardo Avello Concha, Notary Public and Title Holder to the 27 Notary’s Office of Santiago, with place of business at Nº 0153, Orrego Luco Street, District of Providencia, the following parties appear: Mr. Francisco Javier Richard Mercado, Chilean, married, mining civil engineer, national identification card number 4.418.433 -8, with domiciled in this city, Avenida Walker Martínez Nª 894, La Florida commune and Mr. Fernando Gastón Dussaillant Nielsen, Chilean, married, mining civil engineer, national identification card number 5.743.362 -0, domiciled in this city, calle Las Condesas Nª 2096, Las Condes commune, both acting on behalf of the following legal mining companies: Don Panchito Primera Una de la Quebrada El Pan Chico mining company, hereinafter also referred to as Don Panchito Primera, engaged in the mining line of business, domiciled at N° 274, Pedro Pablo Figueroa Street, Copiapo commune; Don Panchito Segunda Una del Arroyo Peña Negra mining company, hereinafter also referred to as Don Panchito Segunda, engaged in the mining line of business, domiciled at N° 274, Pedro Pablo Figueroa Street, Copiapó commune and on behalf of Don Panchito Tercera Una de la Quebrada Las Minitas mining company, on one part and hereinafter also referred to as Don Panchito Tercera, engaged in the mining line of business, domiciled at N° 274, Pedro Pablo Figueroa Street, Copiapó commune, all hereinafter referred to as the Offerers; and on the other part, Mr. John Joseph Selters, US citizen, single, mining engineer, identification card for foreigners number fourteen million four hundred and twenty seven thousand nine hundred and seventy four dash three, domiciled in this city, number three thousand three hundred and thirty one, Las Nieves Street, District of Vitacura, in representation of MINERA LUMINA COPPER CHILE S.A., RUT N° 99.531.960 -8, hereinafter also “LUMINA” or indistinctly the “Beneficiary”, a corporation engaged in the line of business of its denomination that was constituted by means of a public deed date August 20 of the year 2003, executed before the Notary of Santiago Mr. Eduardo Avello Concha, which abstract was recorded in folio 24.974 number 18.813 of the Registry of Commerce of the Registrar of Real Estate of Santiago and publish in the Official Gazette dated September 1, 2003, of the same domicile indicated above; the appearing parties are of age and have accredited their identity with the above referred cards and Witnesses: That the parties hereby enter into the following Unilateral Sale Option Contract of Mining Concessions hereinafter and indistinctly the “Contract”, pursuant to the provisions of articles one hundred and sixty nine and other applicable articles of the Mining Code.

CLAUSE ONE: 1.1 Mining Properties of Legal Mining Company “Don Panchito Primera Una de La Quebrada El Pan Chico”: 1. The mining exploitation concessions Don Panchito Primera Uno al Treinta, located in the commune of Tierra Amarilla, province of Copiapo, III Region, of Sociedad Legal Minera Don Panchito Primera Una de la Quebrada El

Pan Chico were constituted in the name of Mr. Sebastián Manuel Richard Vergnes in accordance to the ruling that constitutes this concession rendered on March 8 of 2005 by the Fourth Civil Court of Copiapó in process Rol N° 20.939 approved in consultation to the Court of Appeals of Copiapó, dated April 22, 2005 in process Rol N° 127-2005. On May 9, 2005 the Fourth Civil Court of Copiapó rendered the resolution that instructed to approve the ruling of constitution of the said concessions granted by the Court of Appeals of Copiapó, order that was notified on May 9, 2005 by the daily notification proceeding. The same ruling approved the survey drawing and instructed to record the said survey drawing. The ruling that constituted the concession and the survey drawing were recorded in folio 407 overleaf, number 147 of the Property Registry of the Registrar of Mines of Copiapó for year, 2005. An excerpt of the constitution ruling was published in the Official Mining Bulletin of Copiapó, N° 7.633, dated June 01, 2005. Two. The filing of the petition of a concession to exploit that originated these mining exploitation concessions singularized in N° 1 above was presented by Mr. Sebastián Manuel Richard Vergnes on July 10, 2003 at the Court of Appeals of Copiapó for distribution, being assigned N° 20.939. The said petition and its resolution was registered in folio 2.082, number 1.716 of the Discovery Registry of the Registrar of Mines of Copiapó for year 2003. The rights that form part of the said petition of a mining exploitation concession were transferred to different individuals conforming the Legal Mining Company Don Panchito Primera Una de la Quebrada El Pan Chico, which is registered in folio 2.848 overleaf, number 2.348 of the Discovery Registry and in folio 170, number 415 of the Shareholders Registry volume N° 98, both of Registrar of Mines of Copiapó for year 2004. As a consequence of the said transfers of shares and in accordance of the certificate of good title and of the Shareholders Registry of the Registrar of Mines of Copiapó, dated March 30, 2005, the current shareholders of the said legal mining company are: Mr.

Fernando Gastón Dussaillant Nielsen, 28,5 shares; Mr. Sebastián Manuel Richard Vergnes, 28,5 shares; Mr. Adib Assed Merlez Quintar, 28 shares and Mr. Rinaldo Vecchiola Trabucco, 15 shares. Total 100 shares. 1.2. Mining Properties of Legal Mining Company “Don Panchito Segunda Una del Arroyo Peña Negra”: 1. The mining exploitation concessions Don Panchito Segunda Uno al Treinta, located in the commune of Tierra Amarilla, province of Copiapo, III Region, of Sociedad Legal Minera Don Panchito Segunda Una del Arroyo Peña Negra were constituted in the name of Mr. Sebastián Manuel Richard Vergnes in accordance to the ruling that constitutes this concession rendered on March 8 of 2005 by the Fourth Civil Court of Copiapó in process Rol N° 20.940 -03 approved in consultation to the Court of Appeals of Copiapó, dated April 22, 2005 in process Rol N° 126-2005. On May 9, 2005 the Fourth Civil Court of Copiapó rendered the resolution that instructed to approve the ruling of constitution of the said concessions granted by the Court of Appeals of Copiapó, order that was notified on May 9, 2005 by the daily notification proceeding. The same ruling approved the survey drawing and instructed to record the said survey drawing. The ruling that constituted the concession and the survey drawing were recorded in folio 413 overleaf, number 148 of the Property Registry of the Registrar of Mines of Copiapó for year, 2005. An excerpt of the constitution ruling was published in the Official Mining Bulletin of Copiapó, N° 7.633, dated June 01, 2005. Two. The filing of the petition of a concession to exploit that originated these mining exploitation concessions singularized in N° 1 above was presented by Mr. Sebastián Manuel Richard Vergnes on July 10, 2003 at the Court of Appeals of Copiapó for distribution, being assigned N° 20.940. The said petition and its resolution was registered in folio 2.083, number 1.718 of the Discovery Registry of the Registrar of Mines of Copiapó for year 2003. The rights that form part of the said petition of a mining exploitation concession were transferred to different individuals conforming the Legal Mining Company Don Panchito

Segunda Una del Arroyo Peña Negra, which is registered in folio 2.849 overleaf, number 2.349 of the Discovery Registry and in folio 171, number 416 of the Shareholders Registry volume N° 98, both of Registrar of Mines of Copiapó for year 2004. As a consequence of the said transfers of shares and in accordance of the certificate of good title and of the Shareholders Registry of the Registrar of Mines of Copiapó, dated March 30, 2005, the current shareholders of the said legal mining company are: Mr. Fernando Gastón Dussaillant Nielsen, 28,5 shares; Mr. Sebastián Manuel Richard Vergnes, 28,5 shares; Mr. Adib Assed Merlez Quintar, 28 shares and Mr. Rinaldo Vecchiola Trabucco, 15 shares. Total 100 shares. 1.3 Mining Properties of Legal Mining Company “Don Panchito Tercera Una de la Quebrada Las Minitas”: 1. The mining exploitation concessions Don Panchito Tercera Uno al Treinta, located in the commune of Tierra Amarilla, province of Copiapo, III Region, of Sociedad Legal Minera “Don Panchito Tercera Una de la Quebrada Las Minitas” were constituted in the name of Mr. Sebastián Manuel Richard Vergnes in accordance to the ruling that constitutes this concession rendered on March 8 of 2005 by the Fourth Civil Court of Copiapó in process Rol N° 20.952 -03 approved in consultation to the Court of Appeals of Copiapó, dated April 22, 2005 in process Rol N° 125-2005. On May 9, 2005 the Fourth Civil Court of Copiapó rendered the resolution that instructed to approve the ruling of constitution of the said concessions granted by the Court of Appeals of Copiapó, order that was notified on May 9, 2005 by the daily notification proceeding. The same ruling approved the survey drawing and instructed to record the said survey drawing. The ruling that constituted the concession and the survey drawing were recorded in folio 419 overleaf, number 149 of the Property Registry of the Registrar of Mines of Copiapó for year, 2005. An excerpt of the constitution ruling was published in the Official Mining Bulletin of Copiapó, N° 7.633, dated June 01, 2005. Two. The filing of the petition of a concession to exploit that originated these mining exploitation concessions singularized in N° 1 above was presented by Mr. Sebastián Manuel Richard Vergnes on July 10, 2003 at the Court of Appeals of Copiapó for distribution, being assigned N° 20.952. The said petition and its resolution was registered in folio 2.084, number 1.719 of the Discovery Registry of the Registrar of Mines of Copiapó for year 2003. The rights that form part of the said petition of a mining exploitation concession were transferred to different individuals conforming the Legal Mining Company Don Panchito Tercera Una de la Quebrada Las Minitas, which is registered in folio 2.851, number 2.351 of the Discovery Registry and in folio 171 overleaf, number 417 of the Shareholders Registry volume N° 98, both of Registrar of Mines of Copiapó for year 2004. As a consequence of the said transfers of shares and in accordance of the certificate of good title and of the Shareholders Registry of the Registrar of Mines of Copiapó, dated March 30, 2005, the current shareholders of the said legal mining company are: Mr. Fernando Gastón Dussaillant Nielsen, 28,5 shares; Mr. Sebastián Manuel Richard Vergnes, 28,5 shares; Mr. Adib Assed Merlez Quintar, 28 shares and Mr. Rinaldo Vecchiola Trabucco, 15 shares. Total 100 shares.

CLAUSE TWO: Ownership of Mining Concessions: 2.1 The company Don Panchito Primera duly represented by Mr. Francisco Javier Richard Mercado and Fernando Gastón Dussaillant Nielsen, leaves expressly on record that the mining properties referred to in clause One, number 1.1, belong to it under exclusive domain and that said mining properties are free from any encumbrance, sale promise, option, prohibition, mortgage, attachment and pending litigation, as well as from any impediment that could affect their free use, enjoyment and disposition; said mining properties are duly constituted and are in effect and its mining patents fees covering same have been fully and timely paid. 2.2 Ownership of Mining Concessions: 2.2 The company Don Panchito Segunda, duly represented by Mr. Francisco Javier Richard Mercado and Fernando Gastón Dussaillant Nielsen, leaves expressly on record that the mining properties referred to in clause

One, number 1.2, belong to it under exclusive domain and that said mining properties are free from any encumbrance, sale promise, option, prohibition, mortgage, attachment and pending litigation, as well as from any impediment that could affect their free use, enjoyment and disposition; said mining properties are duly constituted and are in effect and its mining patents fees covering same have been fully and timely paid. 2.3 Ownership of Mining Concessions: 2.3 The company Don Panchito Tercera, duly represented by Mr. Francisco Javier Richard Mercado and Fernando Gastón Dussaillant Nielsen, leaves expressly on record that the mining properties referred to in clause One, number 1.3, belong to it under exclusive domain and that said mining properties are free from any encumbrance, sale promise, option, prohibition, mortgage, attachment and pending litigation, as well as from any impediment that could affect their free use, enjoyment and disposition; said mining properties are duly constituted and are in effect and its mining patents fees covering same have been fully and timely paid.

CLAUSE THREE: Purchase Option. By virtue of the present Contract, the Offerers, Sociedad Legal Minera Don Panchito Primera Una de La Quebrada El Pan Chico; Sociedad Legal Minera Don Panchito Segunda Una del Arroyo de Peña Negra and Sociedad Legal Minera Don Panchito Tercera Una de La Quebrada de Las Minitas, all being duly represented by their already individualized sole representatives, hereby grant to LUMINA a purchase option according to the terms of article one hundred and sixty nine of the Mining Code, and irrevocably offer to sell, assign and transfer the Mining Concessions specified in Clause One of the present deed in the term, price, form of payment, modus operandi, conditions, formalities and other clauses stated below, which Mr. John Joseph Selters, acting in the representation conferred to him by MINERA LUMINA COPPER CHILE S.A. hereby accepts. The three groups of Mining Concessions owned by the mining companies singularized in the present instrument are offer as a complete indivisible unit, not being admissible the partial exercise of the option. The purchase option and sale offer of the Mining Concessions contained in this instrument are granted with an irrevocable nature, such that Offerers cannot repent or retract their offer. To the above mentioned effect, Offerers by means of the present instrument express their consent to the eventual purchase and sale of said Mining Concessions. In turn, LUMINA hereby declares to receive the offer and purchase option and reserves itself the faculty to freely exercise it within the term and according to the conditions stipulated in the present Contract.

CLAUSE FOUR: Term for Exercising the Option. The purchase option offered in the present Contract is granted for the term which expires on January 30, 2010. At any time within said term, LUMINA can express its decision to accept or reject the offer for sale of the above mentioned Mining Concessions, being entitled to give or not said acceptance, although it should then abide by the terms and conditions stipulated in the present Contract. In case LUMINA elects to exercise within the indicated term the purchase option of the Mining Concessions offered, it should so express it by means of a public deed on acceptance thereof executed before the same Notary who authorizes this Contract, or before the person who replaces or acts for him at any title within the term stipulated in the present Clause. In case that LUMINA expresses its decision to exercise the proposed purchase option and in the event that any installment established in Clause 5.2 is then pending of payment, simultaneously with the subscription of the acceptance deed, LUMINA should deliver to the Notary the respective endorsable bank checks payable at sight in favor of the Offerers, for the amount of money representing the price of the purchase option then pending of payment, as stipulated in Clause 5.2, together with the instruction of delivering same to the Offerers against signature of the corresponding receipt public deed and the exhibition of a certificate issued by the Mining Registrar of Copiapo; both documents are to LUMINA account, and accredit that the Mining Concessions specified in Clause One of the present Contract are recorded in favor of LUMINA or its assignees, free from any mortgage and encumbrances, prohibitions, interdictions and litigations. LUMINA should likewise inform the Offerers by means of a registered letter, at the latest within the seven days following the execution of the acceptance deed, their decision of having exercised the offer. To the effects of the validity of the acceptance, the Notary who authorizes the acceptance deed should leave on record therein that he has received the above mentioned bank checks for delivery to the Offerers. The mere fact that LUMINA or its assignee subscribes said public deed of acceptance shall means that the purchase and sale operation is formalized, being understood that it is made up by this Purchase Option Contract and said acceptance deed. The bearer of authorized copies of both deeds is hereby empowered and the bearer shall be empowered to request the pertinent recordings, sub-recordings and annotations with the Mining Registrar of Copiapo.

CLAUSE FIVE: Offered Purchase and Sale Price. 5.1 The total price of the offered purchase and sale covering the Mining Concessions that are the object hereof is made up by a portion denominated “Fixed Price” (“FP”), which is indicated in this Clause Five, and a portion denominated “Variable Portion”, based on a Net Smelter Return (“N.S.R.”) stipulated in Clause Nine below, which shall be paid in case the commercial production commences.

5.2 The Fixed Price portion (FP) offered in respect of the Mining Concessions under Contract shall be the sum of two million four hundred thousand dollars of the United States of America, which shall be paid to the Offerers as follows:

a) the sum of US$ 25,000 dollars of the United States of America, payable in cash in this act, amount which is received by the Offerers at their complete satisfaction;

b) With the sum of US$ 75,000 dollars of the United States of America payable upon the registration of this Option Agreement in the Registry of Prohibitions and Mortgages of the Registrar of Mines of Copiapo, within the period of 30 days;

c) With the sum of US$ 100,000 dollars of the United States of America payable in their equivalent in local currency on January 30, 2006; d) With the sum of US$ 200,000 dollars of the United States of America payable in their equivalent in local currency on January 30, 2007; e) With the sum of US$ 300,000 dollars of the United States of America payable in their equivalent in local currency on January 30, 2008; f) With the sum of US$ 400,000 dollars of the United States of America payable in their equivalent in local currency on January 30, 2009; g) With the sum of US$ 1,300,000 dollars of the United States of America payable in their equivalent in local currency on January 30, 2010.

As of the moment that the full payment of the price stipulated in this Clause Five. Two is effectuated, together with the respective recoding of the acceptance public deed, it shall be understood that LUMINA has acquired the ownership title of the Mining Concessions covered by the present Contract, all as specified in Clause One. The parties agree that the present Option Contract shall be governed by the provisions of article one hundred and sixty nine of the Mining Code, so that LUMINA can express or not its consent to accept the irrevocable offer and consequently, to formalize or not the purchase and sale. Each payment shall be accumulative, as part of the total Purchase Fixed Price. Payment of each of the price installments shall be effected in the domicile of the Notary who authorizes this deed, against the signature of a public deed on receipt to be signed by the Offerers. In any case, the obligation to pay each installment shall be understood to be fully and timely complied with through the delivery to the authorizing Notary, or to its successor, alternate or replacement, of the bank checks in favor of the Offerers, expressed in pesos, local tender for the total of each installment, or of the outstanding balance of the price, stipulated in this Clause Five. Two, on the date the Beneficiary pays the installment or exercises the option as foreseen in Clause Four, jointly with the instruction to deliver same to the Offerers upon signature of the corresponding receipt deed. Five. Three. To all the effects of the present Contract, the appearing parties expressly leave on record that out of the total price of US$ 2,400,000 dollars that LUMINA pays for all the Mining Concessions singularized in Clause One, each group of Mining Concessions is valued at US$ 800,000 dollars. Notwithstanding what has been stated, the appearing parties expressly leave on record that the option can not be exercised in a partial form, and the Fixed Price stipulated in Clause 5 number 5.2 shall be maintained inalterable.

CLAUSE SIX: Early Exercise of the Option. It is hereby expressly stipulated that in case that LUMINA wishes to exercise its purchase option prior to the expiration of the term stipulated in this Contract, and if payment of more than one installments of those indicated in Clause Five. Two are then pending, LUMINA can do so at any time and so express it by means of a public deed of acceptance executed before the same Notary who authorizes this Contract or the person who acts as his alternate or replacement and it should pay the sum of installments whose payment it pending on the dates indicated and for the amounts shown in the preceding Clause Five. Two. To this effect, LUMINA shall deliver to the authorizing Notary of this deed the bank checks payable at sight corresponding to the sum payable, in order that the Notary delivers same to the Offerers against the subscription of the respective public deed on receipt. For purposes of the validity of said acceptance, the Notary should leave on record therein that he has received the above referred bank checks payable at sight for delivery to the Offerers. As of the moment of delivery of said bank checks to the Notary together with the respective recording of the acceptance deed, it shall be understood that LUMINA has acquired the ownership title of the Mining Concessions covered by the present Contract. LUMINA should also communicate to the Offerers in a registered letter sent at the latest within the seven days subsequent to the execution of the acceptance deed its decision to have exercised the offer.

CLAUSE SEVEN: Waiver to Exercise the Option. If the Beneficiary does not express its decision to accept the proposed offer within the term expiring on January 30, 2010, as stipulated in Clause Five. Two; or if it expressly states in a public deed its decision not to persevere in the Option Contract; or if it does not effect a full and timely payment of any of the price installments provided for in Clause Five. Two and any shareholder of any of the Legal Mining Companies Offerers advise in writing to LUMINA the situation of non-payment of said installment and this is not paid within a term of thirty days counted from the date of reception of the said communication plus the payment of an interest equivalent to Libor plus one point for the said period of 30 days, both the purchase option and the irrevocable offer submitted in this instrument shall ipso facto become without effect, and LUMINA hereby waives the request of return of any sum of money paid to the Offerers as part of the price, and said amounts shall remain to the benefit of the latter by way of indemnity of all and any damage. In this case, LUMINA shall consequently not be bound to pay to the Offerers the amounts or non-paid installments of the price of the offered purchase option stipulated in Clause Five. Two. and LUMINA shall be required to deliver to Offerers all reports made with regard to the mining claims after the execution of this Agreement. In the same case, the immediate release of all prohibitions and encumbrances established by reason of this Contract shall proceed, without any further arrangement except of the exhibition to the respective Mining Registrar of the corresponding statement made in a public deed, or of a certificate issued by the Notary in lieu thereof, whereby it is accredited that the stipulated terms have lapsed and the Beneficiary has not accepted the offer nor exercised the option, or else it has not paid any one of the option installments agreed upon in above Clause Five. Two. In the event the present Contract is cancelled, LUMINA hereby expressly authorizes the above Notary to execute the deeds on release of prohibitions established hereunder. At the same time, within the term of ninety days, LUMINA should transfer at no cost whatsoever the permits and authorizations it has obtained in relation to the Mining Concessions which are the subject matter of this Contract.

CLAUSE EIGHT: Exchange Rate. To all the payment effects of the sums stipulated in this instrument, the equivalence of the dollar to the peso shall be that indicated by the Central Bank of Chile for the “observed dollar” prevailing on the preceding working day of any day of payment referred to in this Contract. If said exchange rate does not exist, the dollar equivalence shall be determined according to the exchange rate that replaces same that best reflects the par of exchange between the US dollar and the Chilean peso.

CLAUSE NINE: Payment of the N.S.R. One. Upon commencement of the commercial production, defining this as the date of the issuing of the first invoice of sale of products, LUMINA shall effect a Variable Price Payment (VP) to the Offerers in the amount of 1.5% of the Net Smelter Return (N.S.R.). The net sale of the final products or Net Smelter Return (N.S.R) is defined as all the incomes received by concept of sale of payable ore products extracted from the Mining Concessions specified in Clause One of this instrument, less the transportation costs to the place of delivery. It is defined as mining products the ones produced in the plant which is built for the benefit of its minerals being them copper, gold and silver concentrates, refined copper, copper cathodes, copper cement, refined metals and metal dore. The N.S.R. shall be provisionally paid within sixty days, upon completion of each calendar quarter of the respective year – March, June, September and December – duly supported by all documents covering the marketing of the products. Within the term of ninety days, once the respective calendar year has ended, the Beneficiary shall proceed to the pertinent adjustments in order to determine the final VP corresponding to that year and shall pay within said term to the Offerers, if applicable, any difference shown in the financial statements that reflect the sales of ores that were used to determine the definitive VP. Two. In the event that a period of 5 years has elapsed as of the date that LUMINA has exercised the Option to acquire the Mining Concessions as indicated in Clause Five and Six and LUMINA has not initiated commercial production that gives right to the payment of the VP contemplated in this Clause and the price of the pound of copper is not less than US$ 0,90, as determined by the London Metal Exchange, LUMINA shall pay Offerers as payment of the respective VP an amount equal to US$ 150,000 for each year until the completion of the amount of US$ 1,500,000. The payments will be made within the month of March following the term of five years as of the date LUMINA has exercised the Option and in any successive years until the full amount of the payments is completed. This payment will be terminated once it starts the commercial production and the payment of VP defined in number one of the present Clause is in force.

CLAUSE TEN: N.S.R. Purchase Option. From this date and by the present instrument, Offerers hereby irrevocably offer and unilaterally bind themselves to sell, assign and transfer to LUMINA the “NSR” agreed upon in Clause Nine, a right that LUMINA can exercise at any time as of the date in which it has exercised the option referred to in Clause Three and has acquired the dominion over the Mining Concessions specified in Clause One of this instrument. In the event that LUMINA has acquired the dominion of the Mining Concessions and has decided to exercise the offered purchase option of the VP, it shall inform such decision in writing to the Offerers, so that within the following sixty days counted from the date of dispatch of said communication, the public deed whereby the sale, assignment and transfer of the VP proposed by Offerers by means of the present act and instrument is duly entered into. To the effect of what has been stated the parties have determined that the exclusive and sole price for the purchase of the NSR shall be the amount of US$ 2,500,000 in its equivalent in local currency which shall be paid with a bank check issued to the name of the Offerers, according to the “observed dollar” exchange rate prevailing on the day preceding the payment date. The public deed whereby the above referred purchase and sale shall be formalized shall be executed before the same Notary who authorizes this Contract or the person who acts as his alternate or replacement. Moreover, the parties leave on record that the proposal of the Offerers to sell, assign and transfer to LUMINA the NSR agreed upon in the present clause, according to the terms and conditions already stipulated, is a sole, exclusive and preferential right assisting LUMINA; therefore, during the life of the present Contract and subject to the exercise of the option referred in Clause Three hereunder, the Offerers shall not sell, assign or transfer to third parties and/or related persons and/or to their respective shareholders, and to all or part of the NSR stipulated in Clause Nine without the prior written consent of LUMINA, that can not be refused without a fair cause and the transferees shall first undertake to comply with all the obligations contemplated in this Purchase Option granted by the Offerers to LUMINA in Clause Ten. This applies to the sale, assignment and transfers to third parties and/or related persons and/or to their respective shareholders, and to all or part of the NSR owned by them. The contravention to this prohibition shall constitute a serious breach of the obligation of Offerers under this Agreement. The parties also leave on record that in the event this Contract is terminated by virtue of the provisions of Clause Seven, LUMINA sole, exclusive and preferential right to acquire the NSR from the Offerers shall terminate according to law and shall cease to produce legal effects from the very instant in which the present Contract terminates.

CLAUSE ELEVEN. All Mining Concessions shall be sold, assigned and transferred, considered as specified items, in the condition they are found on the date of exercise of the purchase option, with all their uses, rights, usages and easements and with everything that said mining rights have access to.

CLAUSE TWELVE: Defense, Payment of Patents and Processing. During the life of the present Contract, the Offerers should adopt all judicial and extrajudicial necessary measures to maintain duly constituted and effective the Mining Concessions specified in this deed and to defend said Mining Concessions and the ores contained therein against any third parties pretension; they should inform in writing to LUMINA of any action or legal appeal filed to safeguard said concessions and /or the ores they contain and from any action or legal appeal filed by third parties to claim or pretend any rights over said mining properties and/or the ores they contain, within the seven days subsequent to the filing of the former or the receipt of the notice, in case of the second. While the present Contract is in effect, LUMINA or the party designated by it can intervene as a third party supporting of one party, in the defense of litigations or law suits relating to the mining properties referred to hereunder. During the life of the present Contract, all expenses covering payment of mining patents shall be borne by LUMINA and should be paid in March of each year; the Offerers should be delivered in the month of April of each year the vouchers accrediting said payment. If necessary, LUMINA shall request the Offerers the original payment vouchers covering patents for any required legal arrangement.

CLAUSE THIRTEEN: Assignment of the Contract. The Beneficiary shall be empowered to assign its rights in the present Sale Unilateral Option Contract or to transfer, be associated or dispose in any form of all or part of its rights in this Contract to a third party, provided the involved assignee declares in the contract serving as a title of its acquisition, that assignee shall agree to comply with the same and all obligations assumed by the assignor by virtue of the present Contract, in the same terms and as if the Contract had been entered into by the assignee and it shall commit itself to impose the same obligations to any subsequent assignee.

CLAUSE FOURTEEN: Form of the Sale and Title Clearance. The Mining Concessions are sold as a specified item, in the condition they currently are found, with all their uses, usages, rights and active and passive easements, free from mortgages, encumbrances, prohibitions, litigations, attachments, purchase contracts of ores found in situ, leases or any other kind of acts or contracts, encumbrances, real and personal rights that prevent the free use, enjoyment, disposition and delivery of the Mining Concessions specified in Clause One. The Offerers shall be accountable for the title clearance pursuant to the law in relation with the property right over the Mining Concessions. Also, and in the event that the option is exercised by LUMINA or the assignee on whom the rights hereunder have been transferred to, in the terms set forth in the above Clause Three the Offerers expressly waive the resolutory action assisting them as a consequence of non-fulfillment of payments by concept of production stipulated in above Clause Nine. The Offerers shall be safeguarded from the pertinent judicial actions to demand enforcement of payment of this obligation, plus the corresponding legal interests and the collection of any other cost associated to said action.

CLAUSE FIFTEEN: Prohibitions. The Offerers, being duly represented, hereby establish in favor of LUMINA voluntary prohibition not to encumber or dispose of or to enter into acts or contracts in respect of the Mining Concessions specified in Clause One hereunder and with respect to the N.S.R. Purchase Option specified in Clause Nine. One without the prior, express and written consent of LUMINA, whose recordings in the Registry of Prohibitions kept by the respective Mining Registrar can be required by the bearer of an authorized copy of this deed. The preceding is without prejudice to the recording of the present Contract in the Registry of Mortgages and Encumbrances, by virtue of the provisions of article one hundred and sixty nine of the Mining Code.

CLAUSE SIXTEEN. Permits. The Offerers hereby confer sufficient power of attorney to LUMINA and its representative, Mr. John Joseph Selters, in order that in the name of the Offerers they are empowered to process and obtain to their exclusive cost and charge the permits that in compliance with the legal provisions or because they are necessary to undertake explorations they should apply for, whether according to the mining, environmental or any other legislation. The Offerers specially confer power to request the change of use of the soil and to process mining easements. In the event the purchase option is rendered effective, all the rights and obligations corresponding to the Offerers by reason of the permits shall be acquired free of cost by LUMINA from the moment the acceptance deed is executed.

CLAUSE SEVENTEEN: Domicile of the Parties. To all the effects of the present Contract, especially to the effects of any communication that should be done to execute same, the parties hereby establish their special domicile in the city and district of Santiago de Chile and specifically (a) LUMINA designates its domicile at number three thousand three hundred and thirty one Las Nieves street, district of Vitacura, Santiago of Chile, to the attention of Mr. John Joseph Selters, facsimile number three two five seven five seven two; (b) the Offerers designate their domicile in Walker Martínez Avenue, Nº 894, La Florida commune, Santiago of Chile, to the attention of Mr. Francisco Javier

Richard Mercado, facsimile number cero two slash two eight five four nine one four. Any requirement, communication or notice that either party should or could make, shall be sent by means of a registered letter addressed through a Notary Public to the above indicated domiciles; it is understood that the requirement, communication or notice is timely by the mere fact that the registered letter is send within the term or opportunity stipulated in this Contract.

CLAUSE EIGHTEEN. Arbitration. Any doubts or controversies arising between the parties by reason of the present Contract or pertaining to the execution, validity, interpretation, implementation thereof and especially the acceptance of the option exercised by the Beneficiary or any other reason relating to this instrument shall be submitted to the decision and award of an arbitrator, whose resolution shall not be the object of any further appeal, either in respect of the procedure or the essence. Said arbitrator shall be designated by common agreement of the parties, and in case of disagreement, the arbitrator shall be designated pursuant to the pertinent regulations of the Center of Arbitrations of the Chamber of Commerce of Santiago A.G. The parties hereby confer an irrevocable special power of attorney to the Chamber of Commerce of Santiago A.G. in order that at the request of any of them the Chamber designates the arbitrator, who shall act as arbitrator ex aequeo et bono, among the members of the Arbitration Center of said Chamber. The sole fact of requesting the appointment of the arbitrator to the above Center shall imply the disagreement of the parties to appoint the arbitrator.

CLAUSE NINETEEN: Expenses. All expenses, rights and notary taxes caused by the subscription of this Unilateral Sale Option Contract and its execution shall be borne by the Beneficiary.

CLAUSE TWENTY: Recording Faculty. The bearer of an authorized copy of this deed is empowered to request and sign all pertinent recordings, sub-recordings and annotations with the Mining Registrar of Copiapo, as well as with any other public pertinent registry, and especially to request and sign the pertinent ones in the Registry of Mortgages and Encumbrances kept by the Mining Registrar of Copiapo in aspects pertaining to this Unilateral Sale Option Contract and the deed on acceptance of mining rights, and in the Registry of Prohibitions and Interdictions kept by same Registrar concerning the prohibition established in this instrument.

CLAUSE TWENTY ONE: For the payment of the Fixed Price of the sale defined in number 5.2 of Clause Five, the parties jointly assign the following values to the Mining Concessions defined in Clause One of this instrument: To Don Panchito Primera Uno al Treinta Mining Concessions it is assigned a value of eight hundred thousands dollars of the United States of America; To Don Panchito Segunda Uno al Treinta Mining Concessions it is assigned a value of eight hundred thousands dollars of the United States of America and to Don Panchito Tercera Uno al Treinta Mining Concessions it is assigned a value of eight hundred thousands dollars of the United States of America. As a consequence, the payments defined in number 5.2 of Clause five and Clause Nine should be distributed in three equal parts corresponding one third of the amount of the said values to each of the legal mining companies singularized in clause one.

CLAUSE TWENTY TWO: Present in this act appear Mr. Sebastián Manuel Richard Vergnes, Chilean, single, industrial miner, national identification card Nº 10.616.526 -2, domiciled at number 274 Pedro Pablo Figueroa Street of the commune and city of Copiapó, and incidentally in this city, who declare that the mining exploitation concessions Don Panchito Primera Uno al Treinta, Don Panchito Segunda Uno al Treinta

and Don Panchito Tercera Uno al Treinta, all of them duly singularized in clause one of this instrument, where petitioned by him on his name against the Fourth Civil Court of Copiapó, rendering in each of the proceedings the correspondent constitution ruling on his name. The appearing party assigned rights that proceed from the said petition of mining exploitation concessions to different persons giving existance to Don Panchito Primera Una de la Quebrada El Pan Chico Mining Legal company; Don Panchito Segunda Una del Arroyo Peña Negra Mining Legal company and Don Panchito Tercera Una de la Quebrada Las Minitas Mining Legal company, which are the owners of the mining exploitation concessions Don Panchito Primera Uno al Treinta ; Don Panchito Segunda Uno al Treinta and Don Panchito Tercera Uno al Treinta respectively, all of them duly singularized in clause one of this instrument. By the present, the appearing party Mr. Sebastián Manuel Richard Vergnes declare that the mining exploitation concessions formerly named are owned by the legal mining companies previously singularized.

CLAUSE TWENTY THREE: Shareholder Meetings of the Offerers. One. Shareholders Meeting of Sociedad Legal Minera Don Panchito Primera Una de la Quebrada El Pan Chico. Present in this act, Mr. Fernando Gastón Dussaillant Nielsen, Chilean, married, mining civil engineer, national identification card number 5.743.362 -0, domiciled in this city, calle Las Condesas Nª 2096, Las Condes commune, Mr. Sebastián Manuel Richard Vergnes, Chilean, single, industrial miner, national identification card number 10.616.526 -2, domiciled in Copiapó, calle Pedro Pablo Figueroa Nª 274, Copiapó commune and incidentally in this city, Mr. Sergio Vittorio Ghiglino Saltori, Chilean, married, contractor, national identification card number 8.473.114 -0, domiciled in Copiapó, calle Los Carrera Nª 5.687, Copiapó commune and incidentally in this city, on behalf of Mr. Adib Assed Merlez Quintar, Chilean, married under full separation of state regime, psychologist, national identification card number 7.136.542 -5, domiciled in Callejón Francisco de Aguirre Nª 400, House 9, Copiapó commune and incidentally in this city and Mr. Alejandro Moreno Prohens, Chilean, married, lawyer, national identification card number 6.096.177 -8, domiciled in Copiapó, calle Colipí Nª 354, Suite 21, Copiapó commune and incidentally in this city on behalf of Mr. Rinaldo Vecchiola Trabucco, Chilean, married, contractor, national identification card number 5.055.652 -2, domiciled in Copiapó, Panamericana Norte Highway Km. 809, Copiapó commune; the appearing are the only and exclusive shareholders of the one hundred shares in which the social capital is divided of the legal mining company Don Panchito Primera Una de la Quebrada El Pan Chico, recorded in folio 2.848 vta., number 2.348 of the Registry of Discovery and in folio 170 number 415 of the Registry of Shareholders volume number 98, both of the Mining Registrar of Copiapó corresponding to the year 2004. Being 11:00 hours and in the place of this Notary located in Orrego Luco Street N° 0153, Providencia Commune, Santiago and before the Notary who authorize, it is constituted in this act the shareholders meeting of the mining legal company Don Panchito Primera Una de la Quebrada El Pan Chico and by unanimity are adopted the followings accords: a) Celebrate with Minera Lumina Copper Chile S.A. the Unilateral Sale Option Contract which text appears in the present public deed and in respect to the mining properties singularized in clause one of the present instrument accepting the price, conditions and peculiarities agreed; b) authorize Mr. Francisco Javier Richard Mercado and Fernando Gastón Dussaillant Nielsen so that they acting jointly on behalf of the mining legal company previously singularized execute the present Unilateral Option Contract, and likewise, execute all acts and contract which are necessary or convenient to fulfill the execution and compliance of this Contract. For this purpose, the attorneys in fact are specially empowered to receive all kind of payments, reimbursement of expenses and any information related to this

Contract, and also to constituted prohibitions not to encumbrance nor sale or celebrate any acts or contracts over the mining concessions owned by the company and over the option to purchase the “NSR” or Variable Portion of the price. The attorneys in fact can agree in all the elements which are considered necessary or convenient, being them of the essence, of the nature of the contract or of an accidental nature. Finally the attorneys in fact may assign by public document, totally or partially the power granted as indicated above. Considering that there are no other matters this Shareholders Meeting is finished at 11:30 hours and the Notary that authorizes the validity of the agreements adopted certifies that the meeting was attended by shareholders which represents 100% of the shares of the Company. Two. Shareholder Meetings of the Offerers. One. Shareholders Meeting of Sociedad Legal Minera Don Panchito Segunda Una del Arroyo Peña Negra. Present in this act, Mr. Fernando Gastón Dussaillant Nielsen, Chilean, married, mining civil engineer, national identification card number 5.743.362 -0, domiciled in this city, calle Las Condesas Nª 2096, Las Condes commune, Mr. Sebastián Manuel Richard Vergnes, Chilean, single, industrial miner, national identification card number 10.616.526 -2, domiciled in Copiapó, calle Pedro Pablo Figueroa Nª 274, Copiapó commune and incidentally in this city, Mr. Sergio Vittorio Ghiglino Saltori, Chilean, married, contractor, national identification card number 8.473.114 -0, domiciled in Copiapó, calle Los Carrera Nª 5.687, Copiapó commune and incidentally in this city, on behalf of Mr. Adib Assed Merlez Quintar, Chilean, married under full separation of state regime, psychologist, national identification card number 7.136.542 -5, domiciled in Callejón Francisco de Aguirre Nª 400, House 9, Copiapó commune and incidentally in this city and Mr. Alejandro Moreno Prohens, Chilean, married, lawyer, national identification card number 6.096.177 -8, domiciled in Copiapó, calle Colipí Nª 354, Suite 21, Copiapó commune and incidentally in this city on behalf of Mr. Rinaldo Vecchiola Trabucco, Chilean, married, contractor, national identification card number 5.055.652 -2, domiciled in Copiapó, Panamericana Norte Highway Km. 809, Copiapó commune; the appearing are the only and exclusive shareholders of the one hundred shares in which the social capital is divided of the legal mining company Don Panchito Segunda Una del Arroyo Peña Negra, recorded in folio 2.850, number 2.350 of the Registry of Discovery and in folio 171 number 416 of the Registry of Shareholders volume number 98, both of the Mining Registrar of Copiapó corresponding to the year 2004. Being 11:30 hours and in the place of this Notary located in Orrego Luco Street N° 0153, Providencia Commune, Santiago and before the Notary who authorize, it is constituted in this act the shareholders meeting of the mining legal company Don Panchito Segunda Una del Arroyo Peña Negra and by unanimity are adopted the followings accords: a) Celebrate with Minera Lumina Copper Chile S.A. the Unilateral Sale Option Contract which text appears in the present public deed and in respect to the mining properties singularized in clause one of the present instrument accepting the price, conditions and peculiarities agreed; b) authorize Mr. Francisco Javier Richard Mercado and Fernando Gastón Dussaillant Nilesen so that they acting jointly on behalf of the mining legal company previously singularized execute the present Unilateral Option Contract, and likewise, execute all acts and contract which are necessary or convenient to fulfill the execution and compliance of this Contract. For this purpose, the attorneys in fact are specially empowered to receive all kind of payments, reimbursement of expenses and any information related to this Contract, and also to constituted prohibitions not to encumbrance nor sale or celebrate any acts or contracts over the mining concessions owned by the company and over the option to purchase the “NSR” or Variable Portion of the price. The attorneys in fact can agree in all the elements which are considered necessary or convenient, being them of the essence, of the nature of the contract or of an accidental nature. Finally the attorneys in fact may assign by public document, totally or partially the power granted as indicated above. c) To authorize the sale of the mining concessions named Isabel Uno al Diez, located in Tierra Amarilla Commune, Province of Copiapó, III Region, which registered on page 1.686 vta. number 1.442 of the Registry of Discoveries of the Registrar of Mines of Copiapó, of year 2003, in the amount of CH$ 10.000, paid in cash to Minera Lumina Copper Chile S.A. and empower Mr. Francisco Javier Richard Mercado y Fernando Gastón Dussaillant Nielsen to subscribe the said Sale and Purchase Agreement and receive the purchase price. Considering that there are no other matters this Shareholders Meeting is finished at 12:00 hours and the Notary that authorizes the validity of the agreements adopted certifies that the meeting was attended by shareholders which represents 100% of the shares of the Company. Three. Shareholders Meeting of Sociedad Legal Minera Don Panchito Tercera Una de la Quebrada Las Minitas. Present in this act, Mr. Fernando Gastón Dussaillant Nielsen, Chilean, married, mining civil engineer, national identification card number 5.743.362 -0, domiciled in this city, calle Las Condesas Nª 2096, Las Condes commune, Mr. Sebastián Manuel Richard Vergnes, Chilean, single, industrial miner, national identification card number 10.616.526 -2, domiciled in Copiapó, calle Pedro Pablo Figueroa Nª 274, Copiapó commune and incidentally in this city, Mr. Sergio Vittorio Ghiglino Saltori, Chilean, married, contractor, national identification card number 8.473.114 -0, domiciled in Copiapó, calle Los Carrera Nª 5.687, Copiapó commune and incidentally in this city, on behalf of Mr. Adib Assed Merlez Quintar, Chilean, married under full separation of state regime, psychologist, national identification card number 7.136.542 -5, domiciled in Callejón Francisco de Aguirre Nª 400, House 9, Copiapó commune and incidentally in this city and Mr. Alejandro Moreno Prohens, Chilean, married, lawyer, national identification card number 6.096.177 -8, domiciled in Copiapó, calle Colipí Nª 354, Suite 21, Copiapó commune and incidentally in this city on behalf of Mr.

Rinaldo Vecchiola Trabucco, Chilean, married, contractor, national identification card number 5.055.652 -2, domiciled in Copiapó, Panamericana Norte Highway Km. 809, Copiapó commune; the appearing are the only and exclusive shareholders of the one hundred shares in which the social capital is divided of the legal mining company Don Panchito Tercera Una de la Quebrada Las Minitas, recorded in folio 2.851 vta., number 2.352 of the Registry of Discovery and in folio 172 number 417 of the Registry of Shareholders volume number 98, both of the Mining Registrar of Copiapó corresponding to the year 2004. Being 12:30 hours and in the place of this Notary located in Orrego Luco Street N° 0153, Providencia Commune, Santiago and before the Notary who authorize, it is constituted in this act the shareholders meeting of the mining legal company Don Panchito Tercera Una de la Quebrada Las Minitas and by unanimity are adopted the followings accords: a) Celebrate with Minera Lumina Copper Chile S.A. the Unilateral Sale Option Contract which text appears in the present public deed and in respect to the mining properties singularized in clause one of the present instrument accepting the price, conditions and peculiarities agreed; b) authorize Mr. Francisco Javier Richard Mercado and Fernando Gastón Dussaillant Nielsen so that they acting jointly on behalf of the mining legal company previously singularized execute the present Unilateral Option Contract, and likewise, execute all acts and contract which are necessary or convenient to fulfill the execution and compliance of this Contract. For this purpose, the attorneys in fact are specially empowered to receive all kind of payments, reimbursement of expenses and any information related to this Contract, and also to constituted prohibitions not to encumbrance nor sale or celebrate any acts or contracts over the mining concessions owned by the company and over the option to purchase the “NSR” or Variable Portion of the price. The attorneys in fact can agree in all the elements which are considered necessary or convenient, being them of the essence, of the nature of the contract or of an accidental nature. Finally the attorneys in fact may assign by public document, totally or partially the power granted as indicated above. Considering that there are no other matters this Shareholders Meeting is finished at 13:00 hours and the Notary that authorizes the validity of the agreements adopted certifies that the meeting was attended by shareholders which represents 100% of the shares of the Company. The legal capacity of Mr. Francisco Javier Richard Mercado and Mr. Fernando Gastón Dussaillant Nielsen to act on behalf of Sociedad Legal Minera Don Panchito Primera Una de la Quebrada El Pan Chico; de la Sociedad Legal Minera Don Panchito Segunda del Arroyo Peña Negra and of Sociedad Legal Minera Don Panchito Tercera Una de la Quebrada Las Minitas is recorded in the minutes of the said legal mining companies which are transcribed in clause 23 of this instrument. The legal capacity of Mr. John Joseph Selters to act on behalf of LUMINA is recorded in public document dated September 5, 2003 granted in the Notary Public of Mr. Eduard Avello Concha which contains the minutes of the First Directors Meeting of Minera Lumina Copper Chile S.A. where the powers were granted. The legal capacity of Mr. Alejandro Moreno Prohens to act on behalf of Mr. Rinaldo Vecchiola Trabucco is recorded in the special power of attorney dated July 20, 2005 granted in the Notary Public of Copiapó of Mr. Eduardo Cabrera Cortés. The legal capacity of Mr. Sergio Vittorio Ghiglino Saltori to act on behalf of Mr. Adib Assed Merlez Quintar is recorded in the special power of attorney dated July 21, 2005 granted in the Notary Public of Copiapó of Mr. Eduardo Cabrera Cortés.

IN WITNESS WHEREOF, the appearing parties stamp their signature. A copy was given and the deed was registered in the DIGEST BOOK with the already mentioned number.- I hereby certify.-